Exhibit 19.1

Insider Trading Policy

Purpose

Securities laws in the United States and other countries prohibit insiders of a public company, such as employees, officers, members of the board of directors, contractors and consultants, from trading in the securities of that company on the basis of “inside” information. It is a serious crime to violate these insider trading laws. The U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority vigilantly monitor stock trading and routinely investigate suspicious activity worldwide. Violations can lead to serious consequences, including severe financial penalties and federal prison time. In addition to the direct liability insiders may face for insider trading violations, public companies and members of their board of directors and officers may be liable for failures to take reasonable steps to prevent such violations by company insiders. As a result, CrowdStrike Holdings, Inc. has adopted this Insider Trading Policy. Throughout this policy, we refer to CrowdStrike Holdings, Inc. and its subsidiaries simply as “CrowdStrike.”

CrowdStrike’s Insider Trading Policy includes strict requirements about securities trading and is designed to help you comply with the insider trading laws, so that you and CrowdStrike can avoid even the appearance of wrongdoing. However, it is your primary responsibility to understand and comply with all applicable securities laws, and you should not rely on this policy to replace that responsibility.

Violating this policy may result in personnel action, up to and including termination of your employment or other relationship with CrowdStrike. If you have any questions about this policy, you are encouraged to contact the Legal Department by submitting a ticket through the Corporate Legal Request tool, which is part of the Legal Services Portal on ServiceNow at [intentionally omitted], or by emailing Stock Administration at [intentionally omitted].

Who is Subject to this Policy?

This policy applies to all:
•CrowdStrike employees and officers;
•contractors or consultants to CrowdStrike who have access to material non-public information; and
•members of CrowdStrike’s board of directors.

Exhibit 19.1
We refer to these individuals as “CrowdStrike Personnel” in this policy. If you are covered by this policy, it also applies to (i) anyone living in your household, (ii) any individuals (whether or not living in your household) whose securities transactions are subject to your influence or control, and (iii) any entities such as corporations, partnerships, trusts and estates, whose securities transactions you control (“Related Persons and Entities”). You are responsible for the transactions of these Related Persons and Entities and therefore you should make them aware of the need to confer with you before they trade in CrowdStrike securities. For purposes of this policy and the securities laws, you should consider all such transactions by Related Persons and Entities as if the transactions were for your own account. CrowdStrike Personnel and Related Persons and Entities are collectively referred to as “CrowdStrike Insiders” in this policy.

Financial Advisors and Brokers

You are responsible for making sure your financial advisors and brokers are aware of this policy and that any actions they take on your behalf are compliant with this policy. Even if your financial advisor or broker has discretionary control over your accounts, all transactions must comply with this policy, including the trading windows.

CROWDSTRIKE’S POLICY

CrowdStrike is committed to complying with all applicable insider trading laws. Our policy is simple:

1) You may not trade CrowdStrike securities, or the stock of other companies working with CrowdStrike, when you have material non-public information.

2) You may not disclose CrowdStrike’s material non-public information to other people – that can be “tipping” and it’s illegal.

Further details are described below.

Buying, Selling or Gifting CrowdStrike Securities

CrowdStrike Insiders may only buy, sell or gift CrowdStrike securities when not in possession of material non-public information (defined below) and the trading window is open. You may not buy, sell or gift CrowdStrike securities during a closed trading window regardless of whether you have material non-public information.

Exhibit 19.1
Your personal circumstances do not matter. Insider trading laws do not recognize mitigating circumstances such as an unexpected financial hardship. Related Persons and Entities similarly may not buy, sell or gift CrowdStrike securities when in the possession of, or when related CrowdStrike Personnel are in the possession of, material non-public information. This includes distributions to any of your securityholders, including stockholders, general partners, or limited partners.

What is Material Non-Public Information?

Information is material if a reasonable investor would consider it important in deciding to buy or sell securities. Material information can be positive or negative. Examples of material information may include, but are not limited to, financial results, cybersecurity incidents or data breaches, major customer or partner developments or announcements, potential mergers or acquisitions, litigation filings or results, and key personnel hires or departures.

Information is non-public if it has not yet been released and adequately disclosed to the public. Adequate disclosure means the information has been publicly released and sufficient time has passed for the securities markets to digest the information. You should assume information is non-public unless you can point to its official release by CrowdStrike in a press release or on its investor relations website; in a public SEC filing such as Form 10-K, 10-Q, 8-K, proxy statement or prospectus; or in a publicly available webinar or conference call.

Through your position at CrowdStrike, you may learn material non-public information about our customers, partners or competitors. It is illegal to trade the securities of any company while in possession of material non-public information about that company.

What are CrowdStrike Securities?

CrowdStrike securities include CrowdStrike common stock, restricted stock units (“RSUs”), performance stock units (“PSUs”), options and warrants to purchase stock and any other debt or equity securities CrowdStrike may issue from time to time, such as bonds, preferred stock, or convertible notes. If you owned CrowdStrike securities before you became a CrowdStrike Insider, such securities are subject to this policy, just like any CrowdStrike securities you may acquire while you are a CrowdStrike Insider.

Exhibit 19.1
Exchange Traded Funds and Mutual Funds Which Hold CrowdStrike Stock

You may buy shares in an exchange traded fund or a mutual fund that holds shares of CrowdStrike, subject to certain limitations. If CrowdStrike’s stock comprises more than 5% of the value of the fund, you should treat shares of those funds that the same as if it were CrowdStrike stock – you may only buy and sell shares of those funds when you are not in possession of material non-public information and the trading window is open. If CrowdStrike stock comprises less than 5% of the value of the fund, you may trade in shares of such funds at any time.

Trading Windows and Blackout Periods

Trading windows are periods of time when CrowdStrike Insiders are either permitted or prohibited from trading CrowdStrike securities. When the trading window is open,
CrowdStrike Insiders may buy, sell or gift CrowdStrike securities provided they are not in possession of material non-public information. When the trading window is closed (also known as a “blackout period”), CrowdStrike Insiders may not buy, sell or gift CrowdStrike securities because there is a greater risk that CrowdStrike Insiders may have or be assumed to have material non-public information. It is your responsibility to terminate any open trades when CrowdStrike’s trading window closes.

Quarterly Blackout Periods

CrowdStrike’s window period will be communicated by email to CrowdStrike Personnel. You can find a calendar of our trading windows on the Stock Administration intranet page. The quarterly blackout periods are subject to change at any time in CrowdStrike’s full discretion, so you should check the calendar regularly prior to any planned transaction.

Event-Specific Blackouts

From time-to-time CrowdStrike may need to close its trading window to some or all CrowdStrike Personnel without notice. If this occurs, impacted CrowdStrike Personnel will be notified by email. If you are among the impacted CrowdStrike Personnel, you are responsible for notifying your broker and any Related Persons and Entities that the trading window closed and to terminate any open trades.

Pre-Clearance

Special pre-clearance rules apply to CrowdStrike’s board of directors, Section 16 officers, and certain other designated individuals, even when the trading window is open. Those individuals should consult “Pre-Clearance for Board Members, Section 16 Officers, and other Designated Individuals” below.

Exhibit 19.1

Disclosure of Material Non-Public Information and Tipping

You may only disclose material non-public information about CrowdStrike to CrowdStrike Personnel and third-parties who are subject to contractual non-disclosure obligations and have a legitimate business need to know the information. You may never recommend to another person that they buy, hold or sell CrowdStrike securities. These rules are to ensure that no CrowdStrike Insider engages in “tipping”, which is a violation of insider trading laws.

Illegal tipping includes:

• disclosing material non-public information to someone who uses the information to buy or sell securities; and

• telling or encouraging someone to buy, sell or hold securities while you are in possession of material non-public information.

Tipping violations can spread. If a person you told – a tippee – tells other people who trade on the information, the person you told becomes a tipper and can be found guilty of insider trading. Don’t put your spouse, family member or friend at risk of violating insider trading laws – even if they don’t trade, you never know who they may tell.

Websites and Social Media

Never discuss or comment on CrowdStrike stock, our stock price or our financial performance on the Internet including any blogs, social media forums or other electronic discussion groups. All other participation in online forums is subject to CrowdStrike’s Media and Social Media Policy.

Research Groups and “Expert Networks”

Certain actors may seek to entice you to share material non-public information. These clever adversaries may disguise their intent by asking you to take a survey, participate in an interview, speak on a panel or otherwise “share your expertise”. These actors and their inquiries may seem to be mundane or benign, but beware – they are piecing together information about CrowdStrike from many sources to try to get an “edge” in investing, and they don’t care if you get in trouble for tipping. Don’t respond to calls or emails from these organizations.

Exhibit 19.1
Prohibited Transactions

CrowdStrike is dedicated to building stockholder value. The following transactions are prohibited because they result in CrowdStrike Insiders no longer having objectives that are aligned with CrowdStrike’s stockholders, or may otherwise cause a CrowdStrike Insider to violate this policy.

•Derivative Securities and Hedging: You may not trade derivative securities of CrowdStrike and you may not engage in any transactions that are designed to hedge or speculate on any change in the market value of CrowdStrike’s securities. Derivative securities include, but are not limited to, options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds. Employee stock options are not derivative securities.

•Short Selling: Short selling includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

•Margin Loans and Accounts: You may not purchase CrowdStrike securities on margin or hold them in a margin account. Purchasing securities on margin is the use of borrowed money from a brokerage firm to purchase securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. These transactions are prohibited because they are subject to a margin call whether or not you are in a closed trading window or possess material non-public information.

•Pledging and Loan Collateral: You may not pledge CrowdStrike securities to secure a loan, including any equity line of credit. These transactions are prohibited because they may require you to sell CrowdStrike securities while you are in a closed trading window or possess material non-public information.

In extremely limited cases, CrowdStrike securities may be pledged or held in a margin account with the express advance permission of the Chief Legal Officer and CrowdStrike Holdings, Inc.’s Board of Directors.
Pre-Clearance for Board Members, Section 16 Officers, and other Designated Individuals

All trades by CrowdStrike’s board of directors, Section 16 officers, and other persons designated from time-to-time by the Legal Department (other than trades pursuant to an approved 10b5-1 plan) are subject to prior review and must be pre-cleared by the Chief Legal Officer or VP of Corporate Legal, regardless of whether the trading window is open.

Exhibit 19.1

To request pre-clearance, send an email to [intentionally omitted] with the following information:

•the nature and desired date of the proposed trade;
•the amount of securities; and
•a statement confirming that you are not in possession of material non-public information.

You may not trade until you receive written confirmation from our Chief Legal Officer or VP of Corporate Legal approving the trade. Please allot at least one full business day for pre-clearance on a trade. Pre-clearance is at the sole discretion of CrowdStrike.

Exceptions to this Policy

•Option Exercises: You may exercise stock options granted under CrowdStrike’s equity incentive plans at any time. Note that this exception does not include cashless exercise or a subsequent sale of the shares acquired pursuant to the exercise of the option into the market (e.g., “sell-to-cover” or “same day sale”). The exception only permits the exercise and holding of the shares. If you choose to exercise options and hold the shares, you will be responsible at that time for any taxes due.

•RSU and PSU Vesting: The vesting of shares pursuant to an RSU or a PSU is not subject to the restrictions in this policy. Note that this exception does not include the subsequent sale of the vested shares.

•Mandatory Sales to Cover Taxes on RSU and PSU Vesting: For all CrowdStrike employees, CrowdStrike shall sell a portion of shares acquired through the vesting of any RSUs or PSUs to cover non-discretionary statutory withholding taxes owed as a result of the vesting (i.e., “sell-to-cover”). This sale is mandatory for all employees and will be automatically conducted by CrowdStrike regardless of whether an individual employee is in an open or closed trading window.

•Employee Stock Purchase Plan (ESPP) Purchases: The purchase of shares under CrowdStrike’s ESPP is not subject to the restrictions in this policy. Note that this exception does not include the subsequent sale of the shares acquired pursuant to the ESPP.

Exhibit 19.1
•10b5-1 Plan Transactions: Notwithstanding the prohibitions above, members of the board of directors, officers and other employees approved by the Legal Department may establish written programs pursuant to Rule 10b5‐1(c) of the Securities Exchange Act of 1934 (a “program” or “10b5‐1 Plan”) which permit automatic trading of our stock according to a predetermined schedule, and which are otherwise in accordance with CrowdStrike’s 10b5‐1 Trading Plan Guidelines. So long as the program is properly established, trading pursuant to a 10b5‐1 Plan may occur outside of our “window period” or when the plan participant is aware of material non‐public information.

Reporting Violations

You must report any suspected violation of this policy that comes to your attention. CrowdStrike will not retaliate against any individual for reporting violations in good faith. Reports may be made through any of the following channels:

•the Chief Legal Officer, the VP of Corporate Legal or the VP of Compliance Legal;
•the Chief Financial Officer, Chief Accounting Officer, or VP of Internal Audit or equivalent;
•by email to [intentionally omitted]; and
•an attributed or anonymous report through our third-party hosted hotline online at [intentionally omitted], by phone at [intentionally omitted] (USA/Canada) or by international toll-free access numbers available through the online hotline URL above (collectively, “EthicsPoint”). EthicsPoint is operated by a third-party service provider.

Non-US CrowdStrike Personnel: You may not use EthicsPoint for matters that are required to be handled locally in accordance with local law. If you are unsure, please reach out to Legal Leadership.

Departing From CrowdStrike

You are still subject to insider trading laws, even if your relationship with CrowdStrike ends. Therefore, you may not buy, sell or gift CrowdStrike securities if you are in possession of material non-public information about CrowdStrike regardless of your employment or service relationship with CrowdStrike. That obligation stays with you until the information you possess has been made public or is no longer material.

Exhibit 19.1
Disclaimer

Neither CrowdStrike nor any CrowdStrike Personnel responsible for administering this policy will be liable for any act taken pursuant to this policy, including any failure to approve a trade or for imposing any closed trading window. This policy is not intended to, and does not, create any legal rights in any CrowdStrike Insiders or third parties, including investors, partners, creditors, customers, suppliers and others having relationships with CrowdStrike or CrowdStrike Insiders.